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                                  Exhibit 99.1



NEWS RELEASE - NATIONAL


                       NEW AMERICAN HEALTHCARE CORPORATION
                           SEEKS CHAPTER 11 PROTECTION

NASHVILLE, Tennessee - (April 19, 2000) - New American Healthcare Corporation today announced that the company and its hospital subsidiaries have voluntarily filed petitions for protection under Chapter 11 of the United States Bankruptcy Code.

The filing, which was made in U. S. Bankruptcy Court, Middle District of Tennessee, has the support of the company's senior bank group. The banks have committed to provide debtor-in-possession financing to allow the company and its hospitals to continue to operate, to pay employee salaries and adequately fund operations and pay vendors and contractors during the Chapter 11 process.

The company will seek a buyer or buyers for the eight acute-care hospitals it owns in six states. At the time of the filing, the company had letters of intent for the sale of seven of the hospitals.

"There will be no interruption of service, no closings and no layoffs at our hospitals as a result of today's action," said Tom Singleton, president and chief executive officer of New American. "We intend to make good on our commitment to operate these hospitals for the benefit of the communities they serve for as long as we own them."

"Chapter 11 will allow us, in an orderly fashion, to put these hospitals into the hands of new owners that can invest in making them high-quality assets for the communities, patients and medical professionals that rely on them", Singleton added.

New American Healthcare Corporation was formed to capitalize on opportunities to be the principal provider of quality, cost-effective healthcare services in the non-urban communities that it targets. New American Healthcare owns eight acute-care hospitals located in six states with 861 licensed beds. More information about the Company is available at www.nahc.net.

Forward-looking statements made in this press release regarding New American Healthcare involve a number of risks and uncertainties, including but not limited to liquidity and trading in the Company's common stock and other risk factors detailed in the Company's Securities and Exchange Commission filings.



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